                                                               EXHIBIT 4.12


                              AGREEMENT

   Agreement dated as of February 3, 1995, by and among ADVANCED MEDICAL, INC., a Delaware Corporation ("AM"), FIDELITY SELECT HEALTHCARE FUND ("Fidelity Healthcare"), a series fund of Fidelity Select Portfolios, a Massachusetts business trust, and FIDELITY CONVERTIBLE SECURITIES FUND ("Fidelity Convertible") , a series fund of Fidelity Financial Trust, a Massachusetts business trust (Fidelity Healthcare and Fidelity Convertible are referred to collectively herein as the "Funds").

   WHEREAS, Fidelity Convertible is the beneficial owner of Twenty Four Million Sixty Five Thousand Dollars ($24,065,000.00) principal amount (the "Fidelity Convertible Debentures") of 7% Convertible Subordinated Debentures due 2002 (the "Debentures") issued by AM pursuant to an Indenture dated as of January 15, 1992 (the "Old Indenture"), between AM and U.S. Trust Company of California, N.A., such amount constituting 40.1% of the total outstanding principal amount of the Debentures and Fidelity Healthcare is the owner of Four Million One Hundred Eighty Thousand ($4,180,000.00) principal amount of the Debentures (the "Fidelity Healthcare Debentures"), constituting 6.96% of the total outstanding principal amount of the Debentures; and

   WHEREAS, the Funds and AM have agreed that the Funds will convert a certain number of their Debentures and exchange all of their remaining Debentures (the "Non- Converted Debentures") to AM and AM will receive from the Funds all of the Non-Converted Debentures beneficially owned by the Funds pursuant to the terms and provisions of this Agreement;

   NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, desiring to be legally bound, do hereby agree as follows:

   1. ISSUANCE OF NEW DEBENTURES; CONVERSION OF DEBENTURES.

      1.1 DEBENTURES. Subject to the terms and conditions set forth herein, at the Closing, AM shall issue 15% Subordinated Debentures of AM due 1999 (the "15% Debentures") pursuant to an indenture (the "Indenture") substantially in the form attached as Exhibit 1.1 hereto: (x) to Fidelity Convertible, in the principal amount of Twelve Million Thirty Two Thousand Five Hundred Dollars ($12,032,500.00) and (y) to Fidelity Healthcare, in the principal amount of Two Million Ninety Thousand Dollars ($2,090,000.00) in consideration for: (i) the Conversions (as defined below) by the Funds pursuant to Section 1.2 below and (ii) the surrender by each of the Funds to AM of the Non-Converted Debentures, which shall represent all of the Debentures beneficially owned by each of the Funds after the Conversions.

      1.2 CONVERSION OF DEBENTURES. Fidelity Convertible hereby agrees to convert Twenty Million Seven Hundred Seventeen Thousand One Hundred Thirteen Dollars and Fifty Two Cents ($20,717,113.52) principal amount of the Fidelity Convertible Debentures into One Million One Hundred Forty Two Thousand Sixty Eight (1,142,068) shares of common stock, par value .01 per share of AM (the "Common Stock") and Fidelity Healthcare hereby agrees to convert Three Million Five Hundred Ninety Eight Thousand Four Hundred Eight Six Dollars and Twenty Two Cents ($3,598,486.22) principal amount of the Fidelity Healthcare Debentures into One Hundred Ninety Eight Thousand Three Hundred Seventy Three (198,373) shares of Common Stock (collectively, the "Conversions"). Each of the Funds agrees that it will surrender the Debentures to be converted pursuant to this Section 1.2, duly endorsed to AM on the back thereof at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York, accompanied by written notice to AM in the form of Exhibit 1.2 attached hereto. The conversion of the Fidelity Convertible Debentures pursuant to this Section 2.1 shall for all purposes be deemed to have occurred under and in accordance with the terms and provisions of the Old Indenture, including, without limitation,
Section 1202 thereof.

   2. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York, five business days after the qualification of the Indenture for registration on Form T-3 under the Trust Indenture Act of 1939. At the Closing, each of the Funds shall deliver to AM bond powers duly endorsed in the form of
Exhibit 2 hereto for the Non-Converted Debentures and each shall conduct the Conversions pursuant to Section 1.2 above.

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   3. FUTURE EXCHANGES. AM hereby agrees that both Fidelity Healthcare and
Fidelity Convertible shall, in the event of any tender or exchange offer or any other exchange or purchase of Debentures (other than open market purchases made in cash which are effected on the American Stock Exchange or such other securities exchange as the Debentures may then be listed on) by AM (an "Exchange Offer") with or from any one or more holders of the Debentures for the acquisition of the Debentures, be provided the opportunity to obtain consideration, on the same terms and conditions, except as otherwise provided in this Section 3, as such other holder(s) shall receive in connection with the closing of any such Exchange Offer, equal to a Proportionate Share (as defined below) for each Unit (as defined below) surrendered by each Fund. The parties hereto acknowledge and agree that AM has no obligation to engage in any Exchange Offer. AM shall provide notice to the Funds of any such Exchange Offer promptly after such Exchange Offer is made to such other holder(s).

   "Unit" shall mean $500 in principal amount of the 15% Debentures and
47.45763 of the shares of Common Stock each of the Funds received pursuant to this Agreement (equitably adjusted, in the case of Common Stock, for stock dividends, stock splits, reclassifications and similar extraordinary events).

   "Proportionate Share" shall mean the total consideration received by each holder of a Debenture through its participation in the Exchange Offer (and compliance with all terms and conditions thereof) in respect of each $1,000 in principal amount of Debentures exchanged, tendered, converted or otherwise surrendered to AM. For example if, in the Exchange Offer a holder of $5,000 in principal amount of Debentures is entitled to convert $4,000 in principal amount thereof into 250 shares of Common Stock and surrenders the balance of such Debentures to AM in exchange for new notes having an initial principal amount of $2,500, then the Proportionate Share, in respect of the Exchange Offer, would be 50 shares of Common Stock and $500 in initial principal amount of new notes.

   4. REPRESENTATIONS OF FIDELITY HEALTHCARE.

Fidelity Healthcare represents to AM that:

   4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Fidelity Healthcare has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fidelity Healthcare and the consummation by Fidelity Healthcare of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of Fidelity Healthcare are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Fidelity Healthcare and, assuming this Agreement constitutes a valid and binding obligation of AM, constitutes a valid and binding agreement of Fidelity Healthcare, enforceable against Fidelity Healthcare in accordance with its terms.

   4.2 SECURITIES. Fidelity Healthcare owns, and at the Closing will own, the Fidelity Healthcare Debentures free and clear of all liens, pledges, encumbrances, security interests or other claims of any nature or kind.

   4.3 BINDING AGREEMENT. This Agreement constitutes the legal, valid and binding agreement of Fidelity Healthcare, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   4.4 FEES. Fidelity Healthcare has not paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

   5. REPRESENTATIONS OF FIDELITY CONVERTIBLE.

Fidelity Convertible represents to AM that:

   5.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Fidelity Convertible has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fidelity Convertible and the consummation by Fidelity Convertible of the transactions contemplated hereby have been duly and validly authorized

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and no other proceedings on the part of Fidelity Convertible are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Fidelity Convertible and, assuming this Agreement constitutes a valid and binding obligation of AM, constitutes a valid and binding agreement of Fidelity Convertible, enforceable against Fidelity Healthcare in accordance with its terms.

   5.2 SECURITIES. Fidelity Convertible owns, and at the Closing will own, the Fidelity Convertible Debentures free and clear of all liens, pledges, encumbrances, security interests or other claims of any nature or kind.

   5.3 BINDING AGREEMENT. This Agreement constitutes the legal, valid and binding agreement of Fidelity Convertible, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   5.4 FEES. Fidelity Convertible has not paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

   6. REPRESENTATIONS OF AM. AM represents and warrants to the Funds that, except for all matters disclosed: (x) with regard to Sections 6.2, 6.6, 6.7, 6.8, and 6.9 below, in the SEC Reports (as hereinafter defined); or (y) on
Schedule 6 provided by AM to the Funds:

   6.1 ORGANIZATION. AM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All Significant Subsidiaries (as defined in the Indenture) of AM are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. AM and its Significant Subsidiaries have the requisite corporate power to conduct their businesses as they are currently conducted and are duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of AM and its Significant Subsidiaries taken as a whole (a "Material Adverse Effect"). The copies of AM's Certificate of Incorporation and By-Laws previously delivered to the Funds are true, complete and correct as of the date hereof.

   6.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of AM consists of 75,000,000 shares of Common Stock, 3,000,000 shares of preferred stock, par value $.01 per share and 6,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, AM has outstanding 14,069,261 shares of Common Stock and 333,000 shares of convertible preferred stock, par value $.01 per share, and 329,928 shares of 10% cumulative preferred stock, par value $.01 per share, all of which shares have been duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. AM does not have any outstanding options, warrants, subscriptions or other rights, agreements or commitments to purchase shares of capital stock which obligates AM to issue, sell or transfer any shares of capital stock of AM or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of AM. AM owns all of the outstanding shares of capital stock of each of its Significant Subsidiaries, and such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all liens, charges, encumbrances, equities, claims and options whatsoever. There are not any outstanding subscriptions, options, warrants or other rights, agreements or commitments to purchase any additional shares of such subsidiary's capital stock or any other securities convertible into or evidencing the right to subscribe for any capital stock of such subsidiary. The Common Stock to be issued to each of the Funds pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

   6.3 AUTHORITY RELATIVE TO THIS AGREEMENT. AM has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AM and the consummation by AM of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of AM are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by AM and, assuming this Agreement constitutes a valid and binding obligation of the Funds, constitutes a valid and binding agreement of AM, enforceable against AM in accordance with its terms.

   6.4 CONSENTS AND APPROVALS; NO VIOLATIONS.

       (i) As of the date hereof, the execution and delivery of this Agreement by AM does not, and the performance of this Agreement by AM will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority (a "Governmental Entity") except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, and the filing and qualification of the Indenture under the Trust Indenture Act or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent AM Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

       (ii) As of the date hereof, the execution and delivery of this Agreement by AM does not, and the performance of this Agreement by AM will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of AM or of any of its Significant Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which AM or any of its Significant Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statue, treaty, rule or regulation applicable to AM or any of its Significant Subsidiaries or any of their respective properties or assets, excepting such violations, breaches, defaults, terminations, cancellations or accelerations which would not in the aggregate have a Material Adverse Effect.

   6.5 SEC REPORTS.

       (i) As of the date hereof, AM has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") all of which were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act. For purposes of this Agreement the term "SEC Reports" shall mean all forms, reports and documents, including, without limitation, any proxy statements filed by AM with the SEC, together with all exhibits to any of the foregoing, and all annual reports provided to shareholders.

       (ii) None of the SEC Reports, including without limitation any financial statements or schedules included therein, as of the dates they were respectively filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and the balance sheets (including the related notes) included in the SEC Reports fairly present the consolidated financial position of AM and its consolidated Significant Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and cash flows of AM and its consolidated Significant Subsidiaries for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring adjustments necessary for a fair presentation of the financial position and operating results of AM and its consolidated Significant Subsidiaries for the interim periods.

   6.6 ABSENCE OF CERTAIN CHANGES. As of the date hereof, since September 30, 1994, there have not occurred any changes concerning AM or its Significant Subsidiaries having a Material Adverse Effect. As of the date hereof, except as disclosed in AM's filings and reports under the Exchange Act, since September 30, 1994, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of Common Stock or any redemption or other acquisition by AM of any such shares; (b) any entry into any agreement, commitment or transaction by AM which is material to AM and its Significant Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; or (c) any significant change by AM in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

   6.7 ENVIRONMENTAL MATTERS. As of date hereof, AM and its Significant Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that either singly or in the aggregate, would not have a Material Adverse Effect. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders which purport to regulate the release of hazardous substances or other materials to the environment, or impose requirements relating to environmental protection.

   6.8 OUTSTANDING DEBT. At and as of the Closing and after giving effect to the Conversion, neither AM nor any of its Significant Subsidiaries will have outstanding any debt for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments or under capital leases, except as reflected on the balance sheet of AM's most recent Form 10-Q filed with the SEC.

   6.9 LITIGATION. As of the date hereof, there is no litigation, suit, action, proceeding, or compliant pending or, to the knowledge of AM, threatened against AM or any of its Significant Subsidiaries (including, without limitation, any litigation, suit, action, proceeding or complaint in which any person alleges (i) the release, threat of release or placement of any hazardous substance in connection with the business of AM or any subsidiary of AM, (ii) the generation, transportation, storage, treatment or disposal of any hazardous substance, hazardous waste, pollutant, contaminant or other substance listed or regulated under the Environmental Laws in connection with the business of AM or any subsidiary of AM, or (iii) any failure of AM or a subsidiary of AM to comply with any of the Environmental
Laws) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with other such litigation, suits, actions, proceedings, or complaints could reasonably be expected to (i) have a Material Adverse Effect, (ii) materially and adversely effect AM's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

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   6.10 REGISTRATION RIGHTS. As of the date hereof, except as set forth on
Schedule 6, AM has no obligation under any registration rights agreements or otherwise with any holders of securities of AM (the "Holders"), other than the Funds, providing the right to cause the registration of or to have registered any securities held by any such Holder.

   6.11 MODIFICATION AGREEMENT. The agreement in the form attached hereto as
Exhibit 6.11 (the "Modification Agreement") has been duly executed and delivered by the parties thereto.

   6.12 DECISIONS DEBT. As of the date hereof, the promissory note issued by AM to Decisions Incorporated, a Delaware corporation ("Decisions") dated January 4, 1994 in the original principal amount of $6,000,000 (as amended by a letter agreement (the "Letter Agreement") dated May 13, 1994), and the promissory note issued by AM to Decisions, dated August 12, 1994 in the original principal amount of $6,500,000 constitute all of the debt owed to Decisions by AM (the "Decisions Debt") and no default by AM exists thereunder; and such promissory notes together with the Letter Agreement and the Modification Agreement constitute all of the documents evidencing the Decisions Debt.

   6.13 INVESTMENT COMPANY ACT. AM is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

   6.14 PUBLIC UTILITY HOLDING COMPANY ACT. AM is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

   6.15 FEES. Neither AM nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

   7. CONDITIONS TO OBLIGATIONS OF AM. The obligations of AM under this Agreement are subject to the fulfillment, or the waiver in writing by AM, of the conditions set forth in this Section 7 on or before Closing.

   7.1 PERFORMANCE. The Funds have and shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Funds prior to or at Closing.

   7.2  [INTENTIONALLY LEFT BLANK]

   7.3 SECRETARY'S CERTIFICATE. Fidelity Healthcare shall have delivered to AM a certificate of the Secretary or Assistant Secretary of Fidelity Select Portfolios ("FSP") certifying as to FSP's Declaration of Trust and By-Laws, and the incumbency of certain officers of FSP and Fidelity Healthcare. Fidelity Convertible shall have delivered to AM a certificate of the Secretary or Assistant Secretary of Fidelity Financial Trust ("FFT") certifying as to FFT's Declaration of Trust and By-Laws, and the incumbency of certain officers of FFT and Fidelity Convertible.

   7.4 OTHER MATTERS. All corporate or other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to AM and its counsel, AM and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

   7.5 INDENTURE. The Indenture shall have been qualified for registration on Form T-3 as required under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   8. CONDITIONS TO THE OBLIGATIONS OF FIDELITY HEALTHCARE. The obligations of Fidelity Healthcare under this Agreement are subject to the fulfillment, or the waiver in writing by Fidelity Healthcare, of the conditions set forth in this Section 8 on or before Closing.

   8.1 PERFORMANCE. AM has and shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by AM prior to or at Closing.

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   8.2 OPINION OF COUNSEL. AM shall have delivered to Fidelity Healthcare an opinion of Gordon Altman Butowsky Weitzen Shalov & Wein, counsel to AM, in the form of Exhibit 8.2 hereto.

   8.3 SECRETARY'S CERTIFICATE. AM shall have delivered to Fidelity Healthcare a certificate of the Secretary or Assistant Secretary of AM, certifying as to Certificate of Incorporation, By-Laws, corporate resolutions and incumbency.

   8.4 OTHER MATTERS. All corporate or other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to Fidelity Healthcare and its counsel, Fidelity Healthcare and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

   8.5 INDENTURE. The Indenture shall have been qualified for registration on Form T-3 as required under the Trust Indenture Act.

   8.6 REGISTRATION RIGHTS. AM shall have executed the Registration Rights Agreement in the form attached hereto as Exhibit 8.6 on behalf of Fidelity Healthcare.

   8.7 MODIFICATION AGREEMENT. The Modification Agreement, as executed, has not been amended and remains in full force and effect.

   9. CONDITIONS TO THE OBLIGATIONS OF FIDELITY CONVERTIBLE. The obligations of Fidelity Convertible under this Agreement are subject to the fulfillment, or the waiver in writing by Fidelity Convertible, of the conditions set forth in this Section 9 on or before Closing.

   9.1 PERFORMANCE. AM has and shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by AM prior to or at Closing.

   9.2 OPINION OF COUNSEL. AM shall have delivered to Fidelity Convertible an opinion of Gordon

Altman Butowsky Weitzen Shalov & Wein, counsel to AM, in the form of Exhibit
8.2 hereto.

   9.3 SECRETARY'S CERTIFICATE. AM shall have delivered to Fidelity Convertible a certificate of the Secretary or Assistant Secretary of AM, certifying as to Certificate of Incorporation, By-Laws, corporate resolutions and incumbency.

   9.4 OTHER MATTERS. All corporate or other proceedings in connections with the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to Fidelity Convertible and its counsel, Fidelity Convertible and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

   9.5 INDENTURE. The Indenture shall have been qualified for registration on Form T-3 as required under the Trust Indenture Act.

   9.6 REGISTRATION RIGHTS. AM shall have executed the Registration Rights Agreement in the form attached hereto as Exhibit 8.6 on behalf of Fidelity Convertible.

   9.7 MODIFICATION AGREEMENT. The Modification Agreement, as executed, has not been amended and remains in full force and effect.

   10. INDEMNIFICATION.

       10.1 LEGAL FEES. AM acknowledges that the letter agreement between Goodwin, Procter & Hoar, counsel to the Funds and AM dated January 17, 1995, relating to the payment of the reasonable legal fees of Goodwin, Procter & Hoar by AM in connection with this Agreement and the transactions contemplated hereby, continues to be in full force and effect.

   10.2 INDEMNIFICATION OF FUNDS.

        (a) AM shall, without limitation as to time (except as otherwise provided herein) indemnify each of the Funds and their respective affiliates, employees, officers, directors, agents and investment advisors (collectively, the "Funds' Indemnified Parties") against, and hold each of the Funds' Indemnified Parties harmless from, all losses, claim, damages, liabilities, costs (including the costs of preparation and reasonable attorneys' fees) and expenses (collectively, the "Losses") incurred by such the Funds' Indemnified Parties (i) in connection with or arising from any breach of any warranty, or the inaccuracy of any representation made by AM or the failure of AM to fulfill any of its agreements or undertakings under this Agreement,
(ii) pursuant to any investigation or proceeding against AM or any of the Funds' Indemnified Parties, brought by any third-party, arising out of or in connection with this Agreement (or any other document or instrument executed herewith or pursuant hereto) or the transactions to which they relate, whether or not the transactions contemplated herein are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, such of the Funds' Indemnified Parties because of this Agreement (or any such document or instrument executed herewith or pursuant hereto) or the transactions contemplated hereby, or (iii) in connection with or arising from (A) the failure of AM or any of its subsidiaries to comply with any federal, state or local environmental, health or safety law, ordinance, regulation, rule or other legally enforceable requirement, or (B) the presence, treatment, recycling, storage, disposal or actual or potential release of any hazardous waste, hazardous substance, hazardous material, or oil or any petroleum product or pollutant or contaminant at, on or under any property owned or operated by AM or any of its subsidiaries, or at, on or under any other place if such hazardous waste, hazardous substance, hazardous material, oil, petroleum product, pollutant or contaminant was transported or generated by AM or any of its Subsidiaries. Notwithstanding the foregoing, AM shall not be liable for any Losses resulting from action on the part of any of the Funds' Indemnified Parties which is finally determined in such proceeding to be an act of gross negligence, recklessness or willful misconduct by such of the Funds' Indemnified Parties or is unrelated to any breach of any warranty, or the inaccuracy of any representation made by AM or the failure of AM to fulfill any of its agreements or undertakings under this Agreement, or was not taken by any of the Funds' Indemnified Parties in reliance upon any of the warranties, covenants or promises of AM herein or in any other documents contemplated hereby, including certificates delivered by AM or its representatives pursuant hereto. AM agrees to reimburse any of the Funds' Indemnified Parties promptly for all such Losses as they are incurred by any of the Funds' Indemnified Parties, subject to repayment by such of the Funds' Indemnified Parties in the case of any Losses referred to in the previous sentence. The obligations of AM to each of the Funds' Indemnified Parties hereunder shall be separate obligations to each of the Funds' Indemnified Parties, and the liability of AM to any of the Funds' Indemnified Parties hereunder shall not be extinguished solely because any other of the Funds' Indemnified Parties are not entitled to indemnity hereunder. The obligations of AM under this
Section 10.2(a) shall survive the termination of this Agreement.

        (b) If the indemnification provided for in Section 10.2(a) is unavailable to any of the Funds' Indemnified Parties in respect of any Losses in connection with or arising from any breach of any warranty, or the inaccuracy of any representation made by AM or the failure of AM to fulfill any of its agreements or undertakings under this Agreement, then AM in lieu of indemnifying such of the Funds' Indemnified Parties, shall contribute to the amount paid or payable by such of the Funds' Indemnified Parties as a result of such Losses in such proportions as is appropriate to reflect the relative fault of AM, on the one hand and such of the Funds' Indemnified Parties, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of AM, on the one hand and any of the Funds' Indemnified Parties, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, AM, on the one hand or such of the Funds' Indemnified Parties, on the other hand, and such of the Funds' Indemnified Parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.2(b) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of this Section 10.2(b), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or proceeding. The obligations of AM under this Section 10.1(b) shall survive the termination of this Agreement.

   10.3 INDEMNIFICATION OF AM.

        (a) Each of the Funds shall, without limitation as to time (except as otherwise provided herein) indemnify AM and its respective affiliates, employees, officers, directors, agents and investment advisors (collectively, the "AM Indemnified Parties") against, and hold each AM Indemnified Party harmless from, all losses, claim, damages, liabilities, costs (including the costs of preparation and reasonable attorneys' fees) and expenses (collectively, the "Losses") incurred by such AM Indemnified Party (i) in connection with or arising from any breach of any warranty, or the inaccuracy of any representation made by each of the Funds or the failure of each of the Funds to fulfill any of its agreements or undertakings under this Agreement, or (ii) pursuant to any investigation or proceeding against each of the Funds or any of the AM Indemnified Parties, brought by any third-party, arising out of or in connection with this Agreement (or any other document or instrument executed herewith or pursuant hereto) or the transactions to which they relate, whether or not the transactions contemplated herein are consummated, with investigation or proceeding requires the participation of, or is commenced or filed against, such AM Indemnified Party because of this Agreement (or any such document or instrument executed herewith or pursuant hereto) or the transactions contemplated hereby. Notwithstanding the foregoing, each of the Funds shall not be liable for any Losses resulting from action on the part of any AM Indemnified Party which is finally determined in such proceeding to be an act of gross negligence, recklessness or willful misconduct by such AM Indemnified Party or is unrelated to any breach of any warranty, or the inaccuracy of any representation made by each of the Funds or the failure of each of the Funds to fulfill any of its agreements or undertakings under this Agreement, or was not taken by any AM Indemnified Party in reliance upon any of the warranties, covenants or promises of each of the Funds herein or in any other documents contemplated hereby, including certificates delivered by each of the Funds or its representatives pursuant hereto. Each of the Funds agrees to reimburse any AM Indemnified Party promptly for all such Losses as they are incurred by any AM Indemnified Party, subject to repayment by such AM Indemnified Party in the case of any Losses referred to in the previous sentence. The obligations of each of the Funds to the AM Indemnified Parties hereunder shall be separate obligations to each AM Indemnified Party, and the liability of each of the Funds to AM Indemnified Parties hereunder shall not be extinguished solely because any other of the AM Indemnified Parties is not entitled to indemnity hereunder. The obligations of each of the Funds under this Section 10.3(a) shall survive the termination of this Agreement.

        (b) If the indemnification provided for in Section 10.3(a) is unavailable to any AM Indemnified Parties in respect of any Losses in connection with or arising from any breach of any warranty, or the inaccuracy of any representation made by AM or the failure of AM to fulfill any of its agreements or undertakings under this Agreement, then each of the Funds in lieu of indemnifying such AM Indemnified Party, shall contribute to the amount paid or payable by such AM Indemnified Party as a result of such Losses in such proportions as is appropriate to reflect the relative fault of each of the Funds, on the one hand and such AM Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of each of the Funds, on the one hand and any AM Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, each of the Funds, on the one hand or such AM Indemnified Party, on the other hand, and such AM Indemnified Party's relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.3(b) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of this Section 10.3(b), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or proceeding. The obligations of each of the Funds under this Section 10.3(b) shall survive the termination of this Agreement.

   11. CLOSING CONDITIONS. AM shall use reasonable commercial efforts (without any obligation to pay any money other than necessary filing fees as required under the Trust Indenture Act and fees of the Indenture Trustee (as defined in the Indenture) or undertake any other obligations) to cause the conditions set forth in Sections 8 and 9 to occur. The Funds shall each use reasonable commercial efforts (without any obligation to pay any money or undertake any obligations) to cause the conditions set forth in Section 7 to occur.

   12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

   13. TERMINATION. Either AM or the Funds, in the event that Closing has not occurred either (i) within five business days after the Indenture has been qualified for registration on Form T-3 under the Trust Indenture Act, or (ii) within 60 days after February 6, 1995, may terminate this Agreement and render such null and void; PROVIDED, HOWEVER, that in the event of any such termination, all parties hereto shall remain liable for the breach of any covenant, agreement or warranty, or the inaccuracy of any representation made by such party under this Agreement, including, without limitation the breach of any obligation under Section 11 hereof.

   14. MISCELLANEOUS.

       14.1 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered, certified, or express mail, return receipt requested, postage prepaid, or transmitted by telegram, telefax or hand delivered, addressed as follows:


       (A) If to AM:

           Advanced Medical, Inc.
           9775 Businesspark Avenue
           San Diego, CA 92131

           With a copy to:

           Keith L. Schaitkin, Esq.
           Gordon Altman Butowsky Weitzen
           Shalov & Wein
           114 West 47th Street
           New York, New York 10036-1510

       (B) If to either of the Funds:

           With a copy to:

           Kevin Dennis, Esq.
           Goodwin, Procter & Hoar
           Exchange Place
           Boston, MA 02109


or such other address as the addressee may indicate by written notice. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

   14.2 SEVERABILITY AND GOVERNING LAW. Should any section or any part of a section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such provision shall be construed to be enforceable to the maximum extent possible, and such invalidity or unenforceability shall not void or render invalid or unenforceable any other section or part of a section in this Agreement. This Agreement shall be construed and governed by the laws of the State of New York.

   14.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   14.4 SECTION HEADINGS. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way de- fine, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

   14.5 SINGULAR AND PLURAL, ETC. Whenever the singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders and vice versa.

   14.6 SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

   14.7 THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary in this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.

   14.8 PUBLICITY. Except as provided below, any public disclosure of the transaction contemplated hereby and the terms hereof or results obtained hereunder (including but not limited to press releases or other statements made available generally by a party hereto to the public) will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by any party hereto. Notwithstanding the foregoing, any party hereto may, without the prior written consent of the other parties hereto: (a) disclose (i) the existence of this Agreement, (ii) the general subject matter thereof (other than material business, technical and commercial terms thereof or related thereto), and (iii) the identity of the parties hereto; or (b) make public disclosure of this Agreement and of the transactions contemplated hereby, the aggregate consideration to be paid hereunder, the terms hereof or the results obtained hereunder to the extent that such public disclosure is required by any law, or rule or regulation of any agency, including, without limitation, the United States Securities and Exchange Commission or any securities exchange on which securities of the disclosing party are then listed (and may thereafter disclose without consent the information so disclosed). Subject to the foregoing provisions of this Section 13.8, AM may file this Agreement and any exhibits hereto pursuant to Form 8-K.

   14.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement the Documents and the attached Exhibits contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by all the parties hereto.

   14.10 COOPERATION AND FURTHER ASSURANCES. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all such other acts and things as may be required by law, or as may, in the reasonable opinion of a party hereto or counsel to any of them, be necessary or advisable, to carry out the full intents and purposes of this Agreement.

   IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.


                                       ADVANCED MEDICAL, INC.



                                       By: _________________________
                                           Name: Joseph W. Kuhn
                                           Title: President

                        Index of Exhibits and Schedules
                        -------------------------------

Exhibit                           Description
-------                           -----------

Exhibit 1.1                       Form of Indenture
Exhibit 1.2                       Form of Written Notice
Exhibit 2                         Form of Bond Powers
Exhibit 6.11                      Modification Agreement
Exhibit 8.2                       Opinion of AM's Counsel
Exhibit 8.6                       Registration Right Agreement


Schedule                          Description
--------                          -----------

Schedule 6                        Schedule related to AM
                                  Representations